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Carrie Crabill
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Investor Relations Contact:
Seth Potter
646 277-1230

Exhibit 99.1                                                                               Press Release

For Immediate Release

                                         Sherrie McAvoy Joins Numerex Board of Directors

ATLANTA, GA May 13, 2013—Numerex Corp (NASDAQ:NMRX), a leading provider of on-demand and interactive machine-to-machine (M2M) enterprise solutions, today announced that Ms. Sherrie McAvoy has been appointed to its Board of Directors, effective May 10th, 2013.  Ms. McAvoy spent her entire career at Deloitte & Touche LLP, a global accounting, auditing and professional services firm. She was with the firm for over 30 years, and was a partner for the last eighteen of those years in New York and Dallas.

"On behalf of the Board of Directors, I welcome Sherrie to Numerex," said Stratton Nicolaides, chairman and CEO of Numerex. "Her diversified business experience as well as deep expertise on accounting, auditing, internal controls, risk management, corporate compliance and ethics, and corporate governance will be very valuable to the Company. She joins as a member of the Company’s audit committee.”

Ms. McAvoy joined Deloitte Haskins & Sells (which later became Deloitte LLP) in New York after graduating in 1980 from The Pennsylvania State University. She was promoted to partner in 1993 and was responsible for many retail audit and litigation consulting clients. Ms. McAvoy was transferred from New York to Dallas in 2001 to further develop that consumer and retail regional marketplace.

She is an acknowledged expert and frequent author and one of a limited number of early pioneers in the area of proactive Corporate Compliance and Ethics Program development, internal control improvement and control self assessment, a decade before the advent of Sarbanes Oxley.

Mr. Nicolaides continued, “On behalf of my fellow board members and leadership team, we thank Mr. John Raos for his many years of service as a board member and head of our audit committee, which will end with his decision not to stand for re-election at our next general meeting. John has been a valuable member of our board and chaired the audit committee since February 2000 and was appointed the role of vice-chairman in 2006.”

About Numerex
Numerex Corp (NASDAQ: NMRX) is a leading provider of interactive and on-demand machine-to-machine (M2M) technology and service, offered on a subscription basis, used in the development and support of M2M solutions for the enterprise and government markets worldwide. The Company offers Numerex DNA® that may include hardware and smart Devices, cellular and satellite Network services, and software Applications that are delivered through Numerex FAST® (Foundation Application Software Technology). In addition, business services are offered to enable the development of efficient, reliable, and secure solutions while accelerating deployment. Numerex is ISO 27001 information security-certified, highlighting the Company's focus on M2M data security, service reliability, and round-the-clock support of its customers' M2M solutions. For additional information, please visit www.numerex.com.

Statements contained in this press release concerning Numerex that are not historical fact are "forward-looking" statements and involve important risks and uncertainties. Such risks and uncertainties, which are detailed in Numerex's filings with the Securities and Exchange Commission, could cause Numerex's results to differ materially from current expectations as expressed in this press release. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements.